UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2019 (January 2, 2019)

GRAY TELEVISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	001-13796	58-0285030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, GA

30319

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (404) 504 - 9828

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition of Raycom Media, Inc.

On January 2, 2019 (the “Closing Date”), Gray Television, Inc. (“Gray”, “we” or the “Company”), through its direct wholly owned subsidiary, East Future Group, Inc. (“Merger Sub”), completed its previously announced acquisition of Raycom Media, Inc. (“Raycom”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) with Raycom, Merger Sub merged with and into Raycom, with Raycom surviving the merger as a direct wholly owned subsidiary of Gray (the “Raycom Merger”).

As consideration for the Raycom Merger, the Company (i) issued 11,500,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), (ii) paid $2.85 billion in cash and (iii) issued 650,000 shares of a new series of perpetual preferred stock of the Company with a stated face value of $1,000 per share (the “New Preferred Stock”). In addition, the Company also completed a series of previously announced divestitures on January 2, 2019 to facilitate regulatory approvals for the Raycom Merger.

In connection with the Raycom Merger, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain Raycom stockholders party thereto, dated as of June 23, 2018. The Registration Rights Agreement provides that the Company will, not later than 4 business days after the closing of the Raycom Merger, file a registration statement covering resales of the shares of Common Stock issued in connection with the Raycom Merger. Subject to certain exceptions, the Company will bear all expenses in connection with the registration of such Common Stock.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Release of Escrow Proceeds and Supplemental Indentures

In connection with the Raycom Merger, on November 16, 2018, Gray Escrow, Inc. (the “Escrow Issuer”), a special purpose wholly owned subsidiary of the Company, entered into an indenture (the “2027 Notes Indenture”) by and among the Escrow Issuer, the Company and U.S. Bank National Association, as trustee (the “Trustee”), relating to the issuance by the Escrow Issuer of $750,000,000 aggregate principal amount of 7.000% Senior Notes due 2027 (the “2027 Notes”). Upon issuance of the 2027 Notes, the gross proceeds therefrom were deposited (the “Escrowed Funds”), in a segregated escrow account with Wells Fargo Bank, National Association, as escrow agent. Upon the consummation of the Raycom Merger, the Escrowed Funds were released, and the Company used such funds, together with available cash on hand, proceeds from a $1.4 billion term loan under its New Credit Facility (as discussed below) and the issuance of Common Stock and New Preferred Stock to finance the Raycom Merger, including the payment of related fees and expenses.

In addition, upon the consummation of the Raycom Merger, the Escrow Issuer merged with and into the Company and the Company assumed the Escrow Issuer’s obligations under the 2027 Notes and the 2027 Notes Indenture, and certain of the Company’s subsidiaries, including certain acquired Raycom subsidiaries (the “Acquired Subsidiaries”), guaranteed such obligations on a senior unsecured basis pursuant to a Supplemental Indenture to the 2027 Notes Indenture, dated January 2, 2019, entered into among the Company, the guaranteeing subsidiaries and the Trustee (the “2027 Notes Supplemental Indenture”).

On January 2, 2019, the Acquired Subsidiaries also guaranteed the Company’s obligations under its 5.125% Senior Notes due 2024 and 5.875% Senior Notes due 2026 pursuant to a Supplemental Indenture to the Indenture, dated as of September 14, 2016, between the Company, the subsidiary guarantors named therein and the Trustee (the “2024 Notes Supplemental Indenture”) and a Second Supplemental Indenture to the Indenture, dated as of June 14, 2016, between the Company, the subsidiary guarantors named therein and the Trustee (the “2026 Notes Supplemental Indenture”), respectively.

The foregoing descriptions of the 2027 Notes Supplemental Indenture, the 2024 Notes Supplemental Indenture, the 2026 Notes Supplemental Indenture and the 2027 Notes do not purport to be complete and are subject to, and qualified in their entirety by, (i) the full text of the 2027 Notes Supplemental Indenture, the 2024 Notes Supplemental Indenture and the 2026 Notes Supplemental Indenture, copies of which are attached hereto as Exhibits 4.1, 4.2 and 4.3, respectively, and are incorporated by reference herein and (ii) the Form of 2027 Notes, a copy of which the Company previously filed as Exhibit 4.2 to its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2018, and which is incorporated by reference herein.

New Credit Facility

In connection with the consummation of the Raycom Merger, the Company amended and restated its credit agreement (the “New Credit Facility”), with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the other agents and lenders party thereto (the “Lenders”), pursuant to a restatement agreement, dated as of January 2, 2019, by and among the Company, the guarantors party thereto, Wells Fargo, as administrative agent, and the other lenders and agents party thereto (the “Restatement Agreement”).

The New Credit Facility provides total new commitments of $1.6 billion, consisting of a $1.4 billion term loan facility (the “Term Loan C”) and a $200.0 million revolving credit facility (the “Revolving Credit Facility”). Proceeds from borrowings under the Term Loan C were used to fund a portion of the cash consideration in the Raycom Merger and to pay a portion of the related fees and expenses.

Term Loan C borrowings bear interest, at the option of the Company, at either the London Interbank Offered Rate (“LIBOR”) plus an applicable margin or the Base Rate (as defined below) plus an applicable margin. The Company’s applicable margin with respect to the Term Loan C is 2.50% for all LIBOR borrowings and 1.50% for all Base Rate borrowings. The Term Loan C also requires the Company to make quarterly principal reductions of $3.5 million beginning March 31, 2019.

Borrowings under the Revolving Credit Facility bear interest, at the option of the Company, based on LIBOR plus 1.75%-2.50% or the Base Rate plus 0.75%-1.50%, in each case based on a first lien leverage ratio test as set forth in the New Credit Facility (the “First Lien Leverage Ratio”). Base Rate is defined as the greatest of (i) the administrative agent’s prime rate, (ii) the overnight federal funds rate plus 0.50% and (iii) LIBOR plus 1.00%. The Company is required to pay a commitment fee on the average daily unused portion of the Revolving Credit Facility, which rate may range from 0.375% to 0.50% on an annual basis, based on the First Lien Leverage Ratio.

The Revolving Credit Facility matures on January 2, 2024, and the Term Loan C matures on January 2, 2026.

The Company’s obligations under the New Credit Facility are secured by substantially all of the assets of the Company and substantially all of its subsidiaries, excluding real estate. In addition, substantially all of the Company’s subsidiaries are joint and several guarantors of those obligations and the Company’s ownership interests in those subsidiaries are pledged to collateralize its obligations under the New Credit Facility. The New Credit Facility contains affirmative and restrictive covenants that the Company must comply with, including (i) limitations on additional indebtedness, (ii) limitations on liens, (iii) limitations on the sale of assets, (iv) limitations on investments and acquisitions, (v) limitations on the payment of dividends and share repurchases, (vi) limitations on mergers, and (vii) maintenance of a first lien net leverage ratio not to exceed certain maximum limits in the event revolving loans are outstanding under the Revolving Credit Facility, or more than $40.0 million of letters of credit are outstanding that have not been collateralized by cash as of the end of each quarter, as well as other customary covenants for credit facilities of this type.

The Company has various relationships with Wells Fargo and certain of the Lenders and their respective affiliates, including as agents and lenders under the Company’s prior credit facility. In addition, some of the other agents and the lenders under the New Credit Facility, or their respective affiliates, have had in the past, and may have, in the future, various relationships with the Company involving the provision of financial or other advisory services, including cash management, investment banking and brokerage services. These agents and lenders under the New Credit Facility, or their respective affiliates, have received, and may in the future receive, customary principal and interest payments, fees and expenses for these services.

The foregoing description of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Restatement Agreement and the New Credit Facility, copies of which are attached hereto as Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 2, 2019, the Company completed the Raycom Merger in accordance with the terms of the Merger Agreement. The Raycom Merger was financed with available cash on hand, the proceeds of the issuance of the 2027 Notes described under Item 1.01, proceeds from the Term Loan C described under Item 1.01 and the issuance of Common Stock and New Preferred Stock in the Raycom Merger. The information under Item 1.01 above with respect to the Raycom Merger is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As consideration for the Raycom Merger as described under Item 1.01 above and incorporated by reference into this Item 3.02, Gray issued an aggregate of 11,500,000 shares of Common Stock and 650,000 shares of New Preferred Stock to certain security holders of Raycom.

Gray issued the shares of the Common Stock and the New Preferred Stock described herein in reliance upon the exemptions from registration afforded by Section 4(2) and Rule 506 promulgated under the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Raycom Merger, the Company increased the size of its board of directors (the “Board”) from nine to eleven members and appointed Donald P. “Pat” LaPlatney, Raycom’s President and CEO immediately before the Raycom Merger, and Paul H. McTear, Raycom’s former President and CEO before Mr. LaPlatney, to serve on the Board until the next annual meeting of Gray stockholders and until their respective successors are duly elected and qualified. In addition, Mr. LaPlatney was appointed as the Company’s President and Co-Chief Executive Officer.

Donald P. “Pat” LaPlatney

Mr. LaPlatney, age 59, previously served as Chief Executive Officer and President of Raycom Media, Inc., a television broadcasting and media company, from July 2016, and as a member of the board of directors of Raycom from 2016, until the closing of the Raycom Merger. Prior to that, he served as Chief Operating Officer of Raycom from April to July 2016, as Senior Vice President from 2012 until April 2016 and as Vice President, Digital Media from August 2007 to 2012. Prior to joining Raycom in 2007, Mr. LaPlatney held various executive positions at The Tube Media Corp., Westwood One and Raycom Sports. Additionally, Mr. LaPlatney currently serves as a board member of the National Association of Broadcasters and Vice-Chair of the NBC Affiliate Board.

Paul H. McTear

Mr. McTear, age 70, previously served as the Chief Executive Officer and President of Raycom from June 2001 until July 2016, and as a member of the board of directors of Raycom from June 2001 until the closing of the Raycom Merger. He joined Raycom in February 1997 and served as its Chief Financial Officer until he became Chief Executive Officer and President in 2001. Prior to joining Raycom, he served in a variety of executive officer positions at Providence Journal Company, including as Executive Director of Finance of Providence Journal Company’s Broadcasting and Cable Television Division. Mr. McTear was instrumental in the launch of two cable programming networks and has served as a member of the Television Board at the National Association of Broadcasters.

Compensatory Arrangements

In connection with Mr. LaPlatney’s appointment as the Company’s President and Co-Chief Executive Officer, the Company entered into an offer letter agreement with Mr. LaPlatney dated June 22, 2018 (the “Offer Letter”). Under the terms of the Offer Letter, Mr. LaPlatney will be paid a base salary of $1,000,000 per year, subject to review and adjustment in accordance with the Company’s normal executive officer performance review practices. Mr. LaPlatney will also be eligible for the Company’s compensation and benefits programs that are offered to similarly situated employees.

Pursuant to the Offer Letter, Mr. LaPlatney will be eligible to receive an annual cash incentive compensation opportunity under the Company’s annual incentive plan for executive officers as in effect from time to time, as may be determined by the Compensation Committee of the Board.

The Offer Letter also provides that Mr. LaPlatney will initially be a participant in the Company’s Executive and Key Employee Change in Control Severance Plan at the “Chief Executive Officer” level, subject to such modifications to the timing of payments thereunder as the Company may determine necessary to comply with Section 409A of the Internal Revenue Code. In addition, if during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Protection Period”), Mr. LaPlatney experiences a termination of employment (as such term is defined in the Offer Letter), either by the Company without cause (as such term is defined in the Offer Letter), or by

Mr. LaPlatney for good reason (as such term is defined in the Offer Letter), then, upon Mr. LaPlatney’s termination of employment, the Company will pay him (subject to his execution and non-revocation of a release and non-disparagement agreement in the form provided by the Company): (a) an amount equal to two (2) times his annual base salary at the highest rate in effect in the twelve-month period immediately preceding the termination of employment (including with Raycom prior to the Closing Date), payable as described in the Offer Letter; (b) an amount equal to two (2) times the highest annual non-equity incentive compensation (excluding any one-time-only bonuses) Mr. LaPlatney received or earned during the three years immediately preceding the year in which the termination of employment occurs (including with Raycom prior to the Closing Date), payable as described in the Offer Letter; and (c) a monthly amount payable for 18 months following Mr. LaPlatney’s termination of employment equal to the monthly COBRA premium amount he would have to pay for continuation coverage under the Company’s group health plan. Severance amounts described in this paragraph are subject to reduction on a dollar-per-dollar basis by any amounts earned by Mr. LaPlatney as an employee, consultant, advisor, director or independent contractor during the period such severance amounts are to be paid.

The Offer Letter also provides that Mr. LaPlatney, while employed by the Company and (if his employment is terminated during the Protection Period) for the one-year period following termination of employment, will be subject to certain restrictive covenants, including non-competition and employee and customer non-solicitation provisions. Mr. LaPlatney will also be subject to confidentiality provisions during and after his employment with the Company.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.4 and is incorporated by reference herein.

Mr. McTear will receive compensation for his service as a member of the Board that is consistent with the compensatory arrangements the Company has in place with its other non-employee directors.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective on December 28, 2018, the Company amended its Restated Articles of Incorporation to designate 1,500,000 shares of the 20,000,000 shares of preferred stock currently authorized but unissued as “SERIES A PERPETUAL PREFERRED STOCK,” which constituted the New Preferred Stock issued in the Raycom Merger.

Holders of shares of the New Preferred Stock are entitled to receive mandatory and cumulative dividends paid quarterly in cash or, at the Company’s option, paid quarterly in kind by issuance of additional shares of New Preferred Stock (the “PIK Election Dividends”). The per-share amount of such quarterly mandatory and cumulative dividends will be calculated by multiplying (A) $1,000 (the “Liquidation Preference”) by (B) (i) if such dividends are paid in cash, 8% per annum or (ii) if such dividends are PIK Election Dividends, 8.5% per annum. If the Company elects to pay any portion of accrued dividends with PIK Election Dividends, it will be prohibited from repurchasing, redeeming or paying dividends on any Junior Stock (as defined below) through the end of that quarter and the subsequent two quarters, subject to certain exceptions.

With respect to the payment of dividends, the New Preferred Stock will rank senior to all classes and series of the Company’s common stock and all other equity securities designated as ranking junior to the New Preferred Stock (“Junior Stock”), and no new issuances of common or preferred stock will rank on a parity with the New Preferred Stock (“Parity Stock”) nor senior to the New Preferred Stock (“Senior Stock”).

All or any portion of the outstanding New Preferred Stock may be redeemed at the Company’s option at any time, upon written notice to the holders of New Preferred Stock at least 30 and not more than 60 days prior to the date of such optional redemption. The per share redemption price for New Preferred Stock will be equal to the sum of the Liquidation Preference and the per-share amount of any unpaid dividends for the current quarterly dividend period, up to and including the date of redemption (the “Redemption Price”). Holders of shares of New Preferred Stock redeemed pursuant to such option redemption will receive the Redemption Price in cash.

The New Preferred Stock is also subject to mandatory redemption upon the occurrence of certain change of control transactions or upon the sale or other disposition of all or substantially all assets of the Company and its subsidiaries, taken as a whole. Holders of shares of New Preferred Stock redeemed pursuant to such mandatory redemption will receive the Redemption Price in cash.

The holders of New Preferred Stock do not have any right to exchange or convert such shares into any other securities.

In general, the holders of the New Preferred Stock do not have any voting rights except as set forth in the terms of the New Preferred Stock or as otherwise required by law, in which case, each share of New Preferred Stock will be entitled to one vote.

The approval of the holders of the New Preferred Stock, given in the form of consent or affirmative vote of the holders of a majority of the outstanding shares of New Preferred Stock, voting separately as a class, is required to (i) authorize, create or issue any shares of Senior Stock, (ii) reclassify any Junior Stock into shares of Parity Stock or Senior Stock, (iii) reclassify any Parity Stock into shares of Senior Stock, (iv) authorize, create or issue any shares of Parity Stock, including, without limitation, any additional shares of New Preferred Stock other than for issuance as PIK Election Dividends or (v) amend, alter or repeal the Company’s Restated Articles of Incorporation as amended from time to time if such amendment, alteration or repeal adversely affects the powers, preferences or special rights of the New Preferred Stock.

The New Preferred Stock does not have preemptive rights as to any of our securities, or any warrants, rights, or options to acquire any of our securities.

In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of New Preferred Stock will be entitled to receive for each share of New Preferred Stock, out of the Company’s assets or proceeds thereof available for distribution to shareholders, subject to the rights of any creditors, payment in full in an amount equal to the Redemption Price discussed above. Holders of New Preferred Stock would be entitled to receive this amount before any distribution of assets or proceeds to holders of the Company’s common stock and any other Junior Stock. If in any distribution described above our assets are not sufficient to pay in full the amounts payable with respect to the outstanding shares of New Preferred Stock and any outstanding shares of Parity Stock, holders of the New Preferred Stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

Shareholders are not subject to further assessments on their shares of the New Preferred Stock.

The foregoing description of the New Preferred Stock is not complete and is qualified in its entirety by reference to the full text of the Company’s Articles of Amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On January 2, 2019, the Company issued a press release announcing the completion of the Raycom Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information set forth under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited consolidated carve-out balance sheets of Raycom as of December 31, 2017, 2016 and 2015 and the audited consolidated carve-out statements of income, deficit in net assets and cash flows of Raycom for the years ended December 31, 2017, 2016 and 2015, together with the notes thereto and the report of independent auditor thereon are filed as Exhibit 99.2 hereto and are incorporated herein by reference.

The unaudited condensed consolidated carve-out balance sheet of Raycom as of September 30, 2018 and the unaudited condensed consolidated carve-out statements of operations, changes in deficit in net assets and cash flows of Raycom for the nine months ended September 30, 2018 and 2017, together with the notes thereto, are filed as Exhibit 99.3 hereto and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017, and the unaudited pro forma condensed combined balance sheet as of September 30, 2018 are filed as Exhibit 99.4 hereto and are incorporated herein by reference.

(d) Exhibits.

Number	Exhibit

3.1	Articles of Amendment to the Restated Articles of Incorporation of Gray Television, Inc.

4.1	First Supplemental Indenture, dated as of January 2, 2019 by and among Gray Television, Inc., the guarantors signatory thereto and U.S. Bank National Association, as Trustee to the Indenture dated as of November 16, 2018.

4.2	First Supplemental Indenture, dated as of January 2, 2019 by and among Gray Television, Inc., the guarantors signatory thereto and U.S. Bank National Association, as Trustee to the Indenture dated as of September 14, 2016.

4.3	Second Supplemental Indenture, dated as of January 2, 2019 by and among Gray Television, Inc., the guarantors signatory thereto and U.S. Bank National Association, as Trustee to the Indenture dated as of June 14, 2016.

10.1	Registration Rights Agreement, dated as of June 23, 2018 by and between Gray Television, Inc. and the entities or individuals listed on the signature pages thereto.

10.2	Second Restatement Agreement, dated as of January 2, 2019, by and among Gray Television, Inc., the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other lenders and agents party thereto.

10.3	Fourth Amended and Restated Credit Agreement, dated as of January 2, 2019, by and among Gray Television, Inc., the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders party thereto.

10.4	Offer letter, dated June 22, 2018.

23.1	Consent of KPMG LLP.

99.1	Press release, dated January 2, 2019.

99.2	Audited consolidated carve-out balance sheets of Raycom as of December 31, 2017, 2016, and 2015 and the audited consolidated carve-out statements of income, deficit in net assets and cash flows of Raycom for the years ended December 31, 2017, 2016 and 2015, together with the notes thereto and the report of independent auditor thereon.

99.3	Unaudited condensed consolidated carve-out balance sheet of Raycom as of September 30, 2018 and the unaudited condensed consolidated carve-out statements of operations, changes in deficit in net assets and cash flows of Raycom for the nine months ended September 30, 2018 and 2017, together with the notes thereto.

99.4	Unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 and the unaudited pro forma condensed combined balance sheet of the Company as of September 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.

Date: January 3, 2019	By:	/s/ James C. Ryan
James C. Ryan Executive Vice President and Chief Financial Officer